Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated May 19, 2023, except for Note 3.3, as to which the date is October 12, 2023, with respect to the consolidated financial statements of Marti Technologies Inc., included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG Bağımsız Denetim ve SMMM A.Ş.

İzmir, Turkey

October 12, 2023